EXHIBIT 10.12

MAXWELL TECHNOLOGIES, INC.
NON-EMPLOYEE DIRECTOR FEE ELECTION

Maxwell Technologies, Inc. (the “Company”) is offering you the opportunity to make certain elections with respect to the cash compensation you are eligible to receive as a non-employee member of the Company’s board of directors:

•	Complete Section 1 if you wish to receive your director fees described below in the form of fully vested restricted stock unit awards.

•	Complete Sections 1 and 3 if you wish to elect a deferred settlement date for such awards.
You are not obligated to make either election. If no election is made, your director fees described below will continue to be paid in cash on a quarterly basis.

To:    Legal Department, Maxwell Technologies, Inc.

From:    ___________________________________ , Director

I hereby irrevocably make the election(s) indicated below with respect to my non-employee director fees (including, as applicable, any annual retainers for board and/or committee service, any meeting fees for board and/or committee service and any other cash compensation payable with respect to my service as a non-employee director) (collectively, my “Director Fees”) that I would otherwise receive from the Company, subject to the terms and conditions of the Company’s 2013 Omnibus Equity Incentive Plan and this election. The terms of my election are as follows:

1.
Director Fees Covered by Election: My election applies to the following portion of all Director Fees that I may be entitled to receive for the second, third and fourth quarters of calendar year [Year] (the “Election Period”):

☐ 50%        ☐ 100%

2.
Payment of Director Fees in RSUs. I understand that, in lieu of paying my Director Fees covered by this election in cash, the Company will award me, on a quarterly basis, fully vested restricted stock unit (“RSU”) awards subject to the terms and conditions of the 2013 Omnibus Equity Incentive Plan and the applicable form of Restricted Stock Unit Agreement. I understand and agree that the number of vested RSUs, each representing one share of the Company’s common stock, subject to each award shall be determined by the following formula (with any resulting fractional share being disregarded):

X=A/B
Where,
“X” is the number of RSUs to be granted pursuant to this election,

Non-Employee Director Fee Election Form	1
© 2017 Maxwell Technologies, Inc. – All rights reserved.

“A” is the amount of quarterly Director Fees deferred pursuant to this election, and
“B” is the closing price of the Company’s common stock on the date of grant of the RSU award.
RSU awards will be granted after the close of each fiscal quarter, on the following dates: February 20th, May 20th, August 20th and November 20th. I understand that I must remain in service through the applicable quarterly grant date in order to receive an RSU award. If my service terminates prior to the date an RSU award is scheduled to be granted pursuant to this election, I understand that my Director Fees for the prior quarter will be paid, if applicable at the time elected in Section 3 below, in cash (without interest).
I further understand that the aggregate number of RSUs and other equity awards granted to me in calendar year [Year], whether pursuant to this election or otherwise, cannot cover more than 30,000 shares or such other amount as approved at the 2017 Annual Meeting of Shareholders. To the extent the formula above would result in the grant of RSUs to me in excess of such limit, my Director Fees will be paid, if applicable at the time elected in Section 3 below, in cash (without interest).

3.	Deferred Settlement Election. I hereby make the following election with respect to settlement of my RSU awards granted pursuant to this election.
My RSU awards granted pursuant to this election will be settled on the earliest of the events specified in paragraphs (i)-(iii) or (i)-(iv) below, as applicable (the event described in paragraph (iv) is optional):

(i)	February 20, 20______, (you must specify a calendar year after the Election Period or the deferral election in this Section 3 will not be effective), or

(ii)	my death, or

(iii)
the occurrence of a Change in Control (as defined in the Company’s 2013 Omnibus Equity Incentive Plan on the date of this election, provided the transaction also constitutes a “change in control event” as defined in Treasury Regulation 1.409A-3(i)(5)), or

(iv)
☐ by checking this box, my “separation from service” (as defined in the Income Tax Regulations under Code Section 409A as in effect on the date of this election). In general, a “separation from service” will occur when you cease serving as a member of the Company’s board of directors for any reason not covered by paragraphs (ii) and (iii) above, unless you continue providing consulting services to the Company. (You must check the box or a separation from service will not be a settlement event, however the remainder of the deferral election in this Section 3 will be effective.)

If the event in paragraph (iii) triggers settlement, my RSU awards will be settled immediately prior to the effective time of the transaction that constitutes the Change in Control. Otherwise, my RSU awards will be settled promptly on or after the date of the earliest event specified above, but in any event no later than the end of the calendar year in which such event occurs. At the time of a deferred settlement, one share of the Company’s Common Stock will be issued for each vested unit. However, the Company retains discretion to substitute an equivalent amount of cash for each underlying share, determined on the basis of the Fair Market Value (as defined in the Company’s 2013 Omnibus Equity Incentive Plan) of the stock at the time an RSU is settled.

4.	Timing of Election. This election must be filed with the Legal Department of the Company no later than [Month Day, Year]. No election received after this date will be effective.

5.	Irrevocability of Election. Once the election form has been received by the Company, the deferral election is irrevocable.

Non-Employee Director Fee Election Form	2
© 2017 Maxwell Technologies, Inc. – All rights reserved.

6.
Awards Unfunded. I understand that the Company has not formally funded my RSU awards to be granted pursuant to this election (or any cash fees covered by this election) and that I am considered a general unsecured creditor of the Company with respect to each RSU award granted pursuant to this election (or any cash fees covered by this election).

7.
Tax Matters. If a deferral election is selected pursuant to Section 3, the RSU awards (or cash fees) covered by this election will be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has attempted in good faith to structure this deferral election in a manner that conforms to the requirements of Code Section 409A(a)(2), (3) and (4), and any ambiguities herein will be interpreted to so comply with these requirements to the maximum extent permissible. To the extent the IRS challenges whether this award in fact complies with Code Section 409A(a)(2), (3) and (4), you will be fully responsible for any additional taxes, penalties and/or interest that might apply as a result of any adverse determination resulting from such challenge. Notwithstanding anything to the contrary in the 2013 Omnibus Equity Incentive Plan or the applicable Restricted Stock Unit Award Agreement, the Company may accelerate settlement of the RSU awards covered by this election only in accordance with Treasury Regulation Section 1.409A-3(j)(4). You are encouraged to consult a tax advisor (at your own expense) before making a deferral election.

SIGNATURE
I hereby elect to receive all or a portion of my director fees in the form of fully vested RSUs and, if Section 3 is properly completed, to defer all or a portion of my director fees as described in this election. I acknowledge that this election is irrevocable.

Signature	Date

RECEIPT ACKNOWLEDGED:

[Name]	Date

Non-Employee Director Fee Election Form	3
© 2017 Maxwell Technologies, Inc. – All rights reserved.